UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2012

Tibet Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-35038	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 1701, 17/F

90 Jaffe Rd.

Wanchai, Hong Kong

(Address of Principal Executive Office) (Zip Code)

(852) 9798 5569

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 1, 2012, Tibet Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that its Board of Directors (the “Board”) has received a non-binding letter from its Chairman and Chief Executive Officer, Mr. Hong Yu (“Mr. Yu”) dated March 1, 2012, pursuant to which Mr. Yu proposes subject to certain conditions to acquire all of the outstanding shares of common stock of the Company in cash at $3 per share which represents a premium over the current stock price (the “Proposal”). The Proposal is both non-binding and subject to certain conditions.

The Board has formed a special committee consisting solely of independent directors (the “Special Committee”) to consider Mr. Yu’s proposal. The Board cautions the Company’s shareholders and others considering trading in its securities that no decision has been made by the Special Committee with respect to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. A copy of the press release is filed herewith as Exhibit 99.1 and 99.2 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

99.1 Press Release dated March 1, 2012.

99.2 Proposal Letter from Mr. Yu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Tibet Pharmaceuticals, Inc.

Date: March 1, 2012	By:	/s/ Hong Yu
Hong Yu Chief Executive Officer